Exhibit 99.1

Mesa Royalty Trust Files 2007 Annual Report on Form 10-K

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS April 6, 2009 - On April 6, 2009, The Bank of New York Mellon Trust Company, N.A., the Trustee of Mesa Royalty Trust (the “Trust”) (NYSE: MTR), announced that it filed with the U.S. Securities and Exchange Commission (“SEC”) its Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”).  The Report may be obtained from the SEC web site at http://www.sec.gov.

As disclosed on December 12, 2008, the filing of the 2007 Form 10-K was delayed due to the preparation of reserve information by the Trust’s independent reserve engineer.  As a result, the Trust failed to file the 2007 Form 10-K timely pursuant to Section 203.01 (Reporting Financial Information to Shareholders) of the NYSE’s Listed Company Manual and, became subject to the procedures under Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.  The Trust was originally granted an additional trading period on October 16, 2008, giving the Trust until December 1, 2008 to complete and file the 2007 Form 10-K, and was granted an additional trading period by the NYSE on December 5, 2008, giving the Trust until April 15, 2009 to complete and file the 2007 Form 10-K.

The Trustee is currently working diligently to complete each of the Form 10-Qs for the periods ended March 31, June 30 and September 30, 2008, and the 2008 Form 10-K, and intends to file each of these as promptly as possible.

The Trust’s units remain listed on the NYSE under the symbol MTR, but have been assigned a “.LF” indicator by the NYSE to signify that the Trust is on the “late filer” list.  The Trust will remain on the late filer list until such time as the Trust is current with all of its periodic reports filed with the Securities and Exchange Commission.  Although the Trust intends to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance that it will be able to do so.    In the event that the Trust is unable to return to compliance with the NYSE continued listing requirements, the NYSE will move forward with the initiation of suspension and delisting procedures.

Contact:                                                   Mesa Royalty Trust

The Bank of New York Trust Company, N.A., as Trustee

Mike Ulrich

1(800) 852-1422

www.businesswire.com/cnn/mtr.htm

919 Congress Avenue, Austin, TX 78701